EXHIBIT 99.1

BRT REALTY TRUST
60 Cutter Mill Road, Suite 303
Great Neck, NY 11021
(516) 466-3100 - Telephone
(516) 466-3132 - Fax
www.BRTRealty.com

BRT REALTY TRUST
ANNOUNCES RESULTS OF OPERATIONS
FOR THE QUARTER AND YEAR ENDED SEPTEMBER 30, 2007

Great Neck, New York, December 13, 2007 -- BRT Realty Trust (NYSE:BRT) today announced its results of operations for the quarter and year ended September 30, 2007. The following are the highlights:

Quarter ended September 30, 2007

•
Total revenues for the quarter ended September 30, 2007 were $8,617,000, compared to $11,861,000 for the quarter ended September 30, 2006. The decrease of $3,244,000 in total revenues was primarily due a decline in interest income resulting from the increase in non-earning loans during the second half of the fiscal year. BRT previously reported that 25.5% of its gross loan portfolio was non-earning at September 30, 2007. Also contributing to the decrease in revenues was a 73 basis point decline in the average rate earned on the company’s loan portfolio in the quarter ended September 30, 2007.

•
BRT’s expenses in the quarter ended September 30, 2007 reflect a provision for loan loss allowances of $8,300,000. Although, most expense items were down quarter versus quarter (interest expense, advisory fee, other taxes, etc.), offset in part by an increase in general and administrative expenses, the provision for loan losses of $8,300,000 caused the company to realize a net loss for the quarter ended September 30, 2007 of $3,489,000, or a loss of $.31 per share on a diluted basis. This compares with net income in the quarter ended September 30, 2006 of $6,287,000 or $.78 per diluted share.

•
The net loss for the quarter ended September 30, 2007 includes $522,000 ($.05 per diluted share) of equity in earnings of unconsolidated joint ventures, most of which relates to the company’s joint venture with CIT Capital U.S.A. There were no such earnings in fiscal 2006 as the venture was not organized until the first quarter of fiscal 2007. During fiscal 2007, BRT originated $58.4 million of loans through the CIT Joint Venture.

Year Ended September 30, 2007

•
Total revenues increased in the year ended September 30, 2007 to $42,900,000, a 14.4% increase from $37,488,000 for the year ended September 30, 2006. The increase in total revenues was primarily due to the increase in the average balance of loans outstanding, offset in part by a decline in interest income due to the increase in non-earning loans and a 28 basis point decrease in the interest rate earned on the loan portfolio.

•
The company’s expenses in the September 30, 2007 fiscal year reflect a $9,300,000 provision for loan losses. Although there was a decrease in interest expense and the advisory fee year-over-year, offset in part by an increase in general and administrative expenses and in other taxes, total expenses for the year increased by 48%, the major portion of which represents the $9,300,000 provision for loan losses (there being no comparable item in the prior fiscal year).

•
Net income for the year ended September 30, 2007 increased from $20,071,000 to $35,070,000 or, $3.33 per diluted share. The results for the year ended September 30, 2007 include gains of $19,455,000 ($1.85 per diluted share) from the sale of available-for-sale securities, substantially all of which relates to the sale by the company in 2007 of 384,800 shares of Entertainment Properties Trusts, equity in earnings of unconsolidated joint ventures of $1,172,000 ($.11 per diluted share) resulting primarily from the company’s share of the income from the joint venture with CIT, and $1,819,000 ($.17 per diluted share) from gain on disposition of real estate by joint ventures.

Commenting on the results of operations for the quarter and year ended September 30, 2007, Jeffrey Gould, President and Chief Executive Officer of BRT, noted that the 2007 year was an unusual and difficult year.  He stated that “during the second half of our fiscal year, we realized an increase in the number of borrowers defaulting on their monetary obligations to us.  We attribute these defaults to a major fall off in the sale of condominium apartments and reduced liquidity in the market for mortgage products.  Although this liquidity problem was acute in the single family home and CDO markets, markets in which we do not participate, it had an adverse effect on our borrower base and, therefore, on our business.  Many potential purchasers of residential condominium units had difficulty in obtaining mortgage loans, which adversely affected our borrowers engaged in the condominium conversions.  In addition, the tightening of credit generally impacted the ability of our borrowers to refinance and repay loans due to us.”  “Therefore,” Mr. Gould stated, ”during the third and fourth quarters of our fiscal year, loans aggregating $63,627,000 in principal amount became non-earning all of which are the subject of foreclosure actions.  In addition, we added $9,300,000 to our loan loss allowances.  Non-earning loans in both the quarter and year ended September 30, 2007, coupled with the loan loss allowance taken in both the quarter and the year ended September 30, 2007, significantly reduced our earnings for the quarter and year ended September 30, 2007.  Mr. Gould further commented that the gain on sale of available-for-sale securities of $19,455,000, or $1.85 per share principally due to the sale of shares of Entertainment Properties Trust contributed to net income for the 2007 fiscal year.  He noted that the company still owned shares of EPR, having a current market value of approximately $31.6 million.

BRT Realty Trust is a mortgage oriented real estate investment trust.

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  The forward looking statements should not be relied upon since they involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements.

Contact: Simeon Brinberg - (516) 466-3100

(BRTPRESSRELEASEYEARENDED1213)

BRT REALTY TRUST
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In Thousands except for Per Share Data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues	$8,617	$11,861	$42,900	$37,488

Expenses *	12,645	6,201	30,570	20,708

(Loss) income before equity in earnings of unconsolidated
joint ventures, gain on sale of available-for-sale securities,
minority interest and discontinued operations	(4,028)	5,660	12,330	16,780

Equity in earnings (loss) of unconsolidated joint ventures	521	173	1,172	(7)
Gain on disposition of real estate related to unconsolidated
joint ventures	-	-	1,819	2,531
(Loss) income before gain on sale of available-for-sale securities,
minority interest and discontinued operations	(3,507)	5,833	15,321	19,304

Gain on sale of available-for-sale securities	36	-	19,455	-
Minority interest	(28)	(7)	(74)	(25)
(Loss) income from continuing operations	(3,499)	5,826	34,702	19,279

Discontinued operations
Income from operations	10	50	16	66
Gain on sale of real estate assets	-	411	352	726
Income from discontinued operations	10	461	368	792
Net (Loss) income	$(3,489)	$6,287	$35,070	$20,071

Income per share of beneficial interest:

(Loss) income from continuing operations	$(.31)	$.73	$3.30	$2.43
(Loss) income from discontinued operations	-	.06	.04	.10
Basic (Loss) earnings per share	$(.31)	$.79	$3.34	$2.53

(Loss) income from continuing operations	$(.31)	$.72	$3.29	$2.42
Income from discontinued operations	-	.06	.04	.10
Diluted (Loss) earnings per share	$(.31)	$.78	$3.33	$2.52

Cash distributions per common share	$.62	$.56	$2.44	$2.14

Weighted average number of common
shares outstanding:
Basic	11,185,633	8,007,358	10,501,738	7,931,734
Diluted	11,198,925	8,027,074	10,518,297	7,959,955

* Includes a provision for possible losses of $8,300,000 and $9,300,000 for the three and twelve months ended September 30, 2007, respectively and zero for the three and twelve months ended September 30, 2006.